Filed with the Securities and Exchange Commission on April 13, 2001

                                   Securities Act Registration No. 333-_______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          UMPQUA HOLDINGS CORPORATION
            (Exact name of registrant as specified in its charter)

Oregon                                  000-25597                     93-1261319
(State of incorporation)          (Commission File No.)         (I.R.S. Employer
                                                                Identification
                                                                No.)

445 S.E. Main Street, Roseburg, Oregon                                     97470
(Address of principal executive offices                               (Zip Code)

                             2000 STOCK OPTION PLAN
                            (Full title of the plan)

             Raymond P. Davis, President and Chief Executive Officer
                           Umpqua Holdings Corporation
                              445 S.E. Main Street
                             Roseburg, Oregon 97470
                                 (541) 440-3963
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            Kenneth E. Roberts, Esq.
                          Foster Pepper & Shefelman LLP
                           101 S.W. Main St., 15th Fl.
                             Portland, Oregon 97204

                         CALCULATION OF REGISTRATION FEE
-------------------- --------------- ------------------- -------------------- -------------------
Title of             Number of       Proposed Maximum    Proposed Maximum     Amount of
Securities Being     Shares Being    Offering Price      Aggregate Offering   Registration Fee
Registered           Registered (1)  Per Share (2)       Price
-------------------- --------------- ------------------- -------------------- -------------------
Common Stock         1,000,000       $9.50               $9,500,000.00        $2,375.00
-------------------- --------------- ------------------- -------------------- -------------------

(1)      The shares of common stock represent the number of shares with respect to which options may be granted under the 2000 Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares that may be issuable as a result of the anti-dilution provisions of the 2000 Stock Option Plan.

(2)      The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options are granted. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the common stock on NASDAQ on April
         12, 2001, and the maximum offering price is calculated solely for the purpose of determining the Registration Fee.

          PART I--INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         In accordance with the instructions to Part I of Form S-8, the information required to be set forth in Part I of Form S-8 has been omitted from this Registration Statement.

           PART II--INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Umpqua Holdings Corporation (the
"Company") are incorporated by reference in this registration statement:

         (a)      The Company's annual report on Form 10-K filed with the
                  Commission on March 30, 2001.

         (b)      All other reports of the Company filed pursuant to Section
                  13(a) or 15(d) of the Securities Exchange Act of 1934, as
                  amended, since December 31, 2000.

         (c)      The description of the common stock for South Umpqua Bank (as predecessor registrant) contained in the registration
                  statement filed with the FDIC on Form 10 and declared
                  effective on April 1, 1998, by the FDIC as updated for the
                  Company by the Description of Securities on Form S-8 in Item 4
                  filed with the SEC on April 28, 1999.

         All documents subsequently filed by the Company pursuant to sections
13(a), 13(c), 14, and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Foster Pepper & Shefelman LLP, special counsel to the Company, is passing upon the validity of the common stock being registered. A partner of
Foster Pepper & Shefelman LLP owns approximately 25,000 shares of common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Oregon Business Corporation Act (Oregon Revised Statutes
Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and
(ii) if the proceeding was a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the person was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the person is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

         The Oregon Business Corporation Act also provides that a company's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's Articles of Incorporation provide that we will indemnify our directors and officers, to the fullest extent permissible under the Oregon
Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer or is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify our directors and officers for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with us, to the fullest extent permitted by law. These provisions do not limit our rights or any shareholder's rights to seek non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by this reference are as follows:

        Exhibits
        --------

         4        Specimen Stock Certificate*
         5.1      Opinion of Foster Pepper & Shefelman LLP
         23.1     Consent of Deloitte & Touche LLP
         23.2     Consent of Foster Pepper & Shefelman (Included in Exhibit 5.1)
         99       2000 Stock Option Plan and Form of Option Agreement**

         *        Incorporated by reference to the Company's registration
                  statement on Form S-8 filed April 28, 1999.

         **       Incorporated by reference to Appendix IV to the Joint Proxy
                  Statement filed by the registrant on October 26, 2000.

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration
                  statement:

                  (i)      To include any prospectus required by Section
                           10(a)(3) of the Securities Act of 1933.

                  (ii)     To reflect in the prospectus any facts or events
                           arising after the effective date of the registration
                           statement (or the most recent post-effective
                           amendment thereof) which, individually or in the
                           aggregate, represent a fundamental change in the
                           information set forth in the registration statement.
                           Notwithstanding the foregoing, any increase or
                           decrease in volume of securities offered (if the
                           total dollar value of securities offered would not
                           exceed that which was registered) and any deviation
                           from the low or high end of the estimated maximum
                           offering range may be reflected in the form of
                           prospectus filed with the Commission pursuant to Rule
                           424(b) if, in the aggregate, the changes in volume
                           and price represent no more than 20 percent change in
                           the maximum aggregate offering price set forth in the
                           "Calculation of Registration Fee" table in the
                           effective registration statement.

                  (iii)    To include any material information with respect to
                           the plan of distribution not previously disclosed in
                           the registration statement or any material change to
                           such information in the registration statement.

         Paragraphs (i) and (ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseburg, State of Oregon, on the 21st day of
March, 2001.

                                            UMPQUA HOLDINGS CORPORATION

                                    By:/s/ Raymond P. Davis
                                       ----------------------------------------
                                       Raymond P. Davis, President and
                                       Chief Executive Officer

                                    By:/s/ Daniel A. Sullivan
                                       ----------------------------------------
                                       Daniel A. Sullivan, Executive Vice
                                       President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on March 21, 2001.

By:/s/ Raymond P. Davis                    By:/s/ Lynn K. Herbert
   ---------------------------------          ---------------------------------
      Raymond P. Davis                            Lynn K. Herbert
      Director, President and                     Director
      Chief Executive Officer

By:/s/ Allyn C. Ford                       By:/s/ William A. Haden
   ---------------------------------          ---------------------------------
      Allyn C. Ford                               William A. Haden
      Director                                    Director

By:/s/ Ronald O. Doan                      By:/s/ David B. Frohnmayer
   ---------------------------------          ---------------------------------
      Ronald O. Doan                              David B. Frohnmayer
      Director                                    Director

By:/s/ James D. Coleman                    By:/s/ Michael Donovan
   ---------------------------------          ---------------------------------
      James D. Coleman                            Michael Donovan
      Director                                    Director

By:/s/ Scott Chambers                      By:/s/ John O. Dunkin
   ---------------------------------          ---------------------------------
      Scott Chambers                              John O. Dunkin
      Director                                    Director

By:/s/ Larry L. Parducci
   ---------------------------------
      Larry L. Parducci
      Director

EXHIBIT INDEX

Exhibit 4    Specimen Stock Certificate*
Exhibit 5.1  Opinion of Foster Pepper & Shefelman LLP
Exhibit 23.1 Consent of Deloitte & Touche LLP
Exhibit 23.2 Consent of Foster Pepper & Shefelman LLP (Included in Exhibit 5.1)
Exhibit 99   2000 Stock Option Plan and Form of Option Agreement**

*        Incorporated by reference to the Company's registration statement on
         Form S-8 filed April 28, 1999.

**       Incorporated by reference to Appendix IV of the Joint Proxy Statement filed by the registrant on October 26, 2000.

                                   EXHIBIT 5.1
                               OPINION OF COUNSEL

April 13, 2001

Board of Directors
Umpqua Holdings Corporation
445 S.E. Main Street
Roseburg, Oregon  97470

        Re:    Form S-8 Registration of Umpqua Holdings Corporation
               2000 Stock Option Plan

Ladies and Gentlemen:

         This firm is special counsel to Umpqua Holdings Corporation, an Oregon corporation (the "Company"), and in that capacity we have assisted in the preparation of certain documents relating to the potential issuance of 1,000,000 shares of the Company's common stock ("Shares") in accordance with the Company's
2000 Stock Option Plan (the "Plan"). The Company's shareholders approved the adoption of the Plan at a special meeting held on November 30, 2000.

         In the course of our representation as described above, we have examined the Plan, including the Company's Registration Statement on Form S-8
(the "Registration Statement") as prepared for filing with the Securities and
Exchange Commission and related documents and correspondence. We have received from officers of the Company having custody thereof, and have reviewed, the
Articles of Incorporation and Bylaws of the Company, as amended to date, and excerpts from minutes of certain meetings of the Board of Directors and of the shareholders of the Company. We have received from the officers of the Company certificates containing representations concerning certain factual matters relevant to this opinion. We have received certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

         We have relied as to matters of fact upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents submitted to us as certified or photostatic copies.

         Based upon and subject to all of the foregoing, we are of the opinion that:

                  The  Shares  have been  validly  authorized,  and when (i) the
                  Registration  Statement  has become  effective  and such state securities  laws as may be applicable have been complied with, and  (ii) the  Shares  have  been  delivered  against  payment therefor as contemplated by the Registration Statement and the
                  Plan,  the  Shares  will be  validly  issued,  fully  paid and non-assessable.

         Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

         This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

         This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without our prior written consent.

         We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and
Regulations of the Commission.

Very truly yours,

/s/ Foster Pepper & Shefelman

FOSTER PEPPER & SHEFELMAN LLP

                                  EXHIBIT 23.1
                                     CONSENT

                      [Letterhead of Deloitte & Touche LLP]

                          Independent Auditor's Consent

The Board of Directors
Umpqua Holdings Corporation
Roseburg, Oregon

         We consent to the incorporation by reference in this Registration
Statement of Umpqua Holdings Corporation on Form S-8 of our report dated January
26, 2001, appearing in the Annual Report on Form 10-K of Umpqua Holdings
Corporation for the year ended December 31, 2000.

/s/ Deloitte & Touche

Portland, Oregon
April 11, 2001